Exhibit 99.2

Transcript

SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

Segmentz, Inc.

Second Quarter Fiscal 2005 Earnings Conference Call

August 15, 2005

11:00 a.m. EST

Operator

Greetings, ladies and gentlemen, and welcome to the Segmentz, Incorporated second quarter 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It’s my pleasure now to introduce your host, Mr. Jeff Curry, Secretary of the Board for Segmentz, Incorporated. Thank you, Mr. Curry, you may begin.

Jeff Curry - Segmentz, Inc. - Secretary of the Board

Thank you, Dan, and hello to everyone and thanks for joining us this morning. I’m Jeff Curry, Secretary of the Board, at Segmentz, Inc.

With me on the call today is our CEO, Mike Welch, and CFO, Andy Norstrud. In just a moment they’ll walk you through our financial results for the second quarter and detail our operational strategy going forward. But before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The company has based these forward-looking statements on its current expectations and projections as of today.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause the company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements express or implied by any such forward-looking statements. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Form 10-K SB for the year-ended December 31, 2004, as well as our Form 10-Q SB we will file later today with the SEC.

These filings can be accessed from the investor relations section of our website, Segmentz.com or Express-1.com. I’d like to note we’ll also refer to non-GAAP financial measures including EBITDA or earnings before interest, taxes depreciation and amortization. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is available in our second quarter financial results press release, which also can be accessed on our website.

And now I’ll turn the call over to Andy for a financial review. Andy.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

Andrew Norstrud - Segmentz, Inc. - CFO

Thanks, Jeff, and good day everyone. Revenue for the second quarter of 2005 increased approximately 36% to $10.3 million from $7.6 million in the second quarter of 2004. This increase is primarily attributable to Express-1. Operating expenses, which consist primarily of items such as driver and partner trucking services, fuel and insurance costs, was approximately $8.1 million, resulting in a gross margin of approximately 22%. This compares with approximately $6.2 million in operating expenses and 18% gross margin a year ago. We expect that our gross margins will continue to increase going forward as we near the completion of our restructuring activity.

SG&A expenses for Q2 were approximately $ 3.3 million compared to $1.9 million for quarter two, 2004. For the second half of 2005, we’re targeting SG&A costs to range between $2 and $2.8 million per the quarter. This decrease in SG&A will largely be brought on by reduction of salaries, purchase services, travel expenses and the other restructuring activities.

Restructuring charges for Q2, which is included in SG&A’s $3.3 million, was approximately 375,000. This primarily relates to employee costs, lease payments and other accruals.

Our second quarter net loss was approximately $1.2 million, or $0.05 per share. EBITDA for the second quarter was a negative $370,000. Please refer to the reconciliation in our press release and in our 10-Q for more details on this figure.

On the balance sheet, our balance of cash and cash equivalents was approximately $700,000 as of June 30th, 2005. This is down from $850,000 at year-end, but up $270,000 from Q1, March 31st, 2005. This increase reflects the sale of our Lexington, Kentucky facility.

Now before I turn the call over to Mike, let me update you on our credit facility with Fifth Third Bank. On Friday, Fifth Third entered into an extension with us on our $3.5 million line of credit. This extension ensures that our line of credit is in place through the end of 2005, which provides us additional financing flexibility. The price of the revolving line of credit will be the 30-day LIBOR plus 400 basis points.

I’ll turn the call over to Mike for his discussion. Mike.

Mike Welch - Segmentz, Inc. – CEO

Thanks, Andy, and good morning to all of you who have joined us today. We certainly have a lot to talk about and a lot to be excited about. As most of you know, I was named the new CEO of Segmentz in late June. I had previously served as the president of the company and CEO of Express-1. Express-1 is an enterprise that all of our stockholders will become more familiar with, and I believe come to embrace in the quarters ahead. Once the restructuring initiatives are behind us, you will see a far different and more profitable company.

That company, due to the sale of assets we announced this morning, will be primarily Express-1. As you probably know, Segmentz acquired Express-1 in August of 2004. We provide expedited transportation services. Essentially this is a high-priority cargo that links suppliers and manufacturers in a just in time model. This model is continuing to gain popularity as companies continue to struggle with the high cost of carrying inventory.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

Additionally, these services are provided by a non-asset-based owner/operator model which reduces our need for capital acquisitions relating to equipment. Our customer service and our technology from satellite tracking to EPA warning systems are unparalleled in the industry. And when we get a transportation call from a company, it typically takes one of our trucks less than two hours to respond to the pickup site. In fact, National Logistics Management just presented us with the Carrier Excellence Award. This is significant because in our industry it distinguishes us from 300 other carriers that NLM tracks on a continual basis. Back in 1989 I helped found Express-1 with only a few employees and trucks. Today, we cover the 48 Continental United States and Canada by ground. And we also provide air charter services for our customers.

Our corporate strategy has been to narrow our focus on these expedited and premium transportation services. In June, we completed the sale of our Temple Trucking business unit assets. This pickup and delivery business did not fit into our long-term plans for growth and profitability. In addition, we will be closing our Tampa office and relocating our headquarters to the heart of the Midwest in Buchanan, Michigan. And as we announced in our press release this morning, we have completed our divesting activities with the sale of Bullet Assets to Bullet Freight System and Logistics. These actions, of course, have lowered our headcount and our break-even point. And I think I can safely say we are much stronger, more focused and a more profitable company today than at any point in our recent past.

In addition to Express-1, our business going forward will include our Evansville operation, which provides dedicated delivery services to Ford Motor Company auto dealers. Our current contract with Ford contributes approximately $4 million in annual revenues to us and runs through the end of 2007. What will this company look like financially? In Q2, Express-1 generated sales of approximately $7.2 million. Add to this another one million from Evansville and you have a company that generated approximately $8.2 million in revenue in Q2.

In addition to matters of scale, Express-1 has established a proven track record of growth and profitability. We have consistently maintained a double digit growth rate since our founding, and this has continued following our acquisition by Segmentz in August of 2004.

Despite the challenging conditions we have experienced in our industry, Express-1 sales have increased 19% net of fuel surcharges during the first six months of 2005. And loaded miles for the first six months also have increased by 19% from a year ago. At the same time, our operation has consistently generated positive EBITDA and net income.

How will you be able to track our progress going forward? First, you can look for us to complete our restructuring actions. We expect to incur an additional $400,000 to $600,000 in charges. This will be primarily non-cash and most of it will be incurred in Q3. We’re looking forward to completing all of our restructuring by year-end.

We will close our Tampa headquarters and relocate to Michigan by the end of the month. This will enable us to remove redundant administrative costs and lease obligations.

You can also expect to see Express-1 continue its track record of growth. The market for services such as ours is in excess of $3 billion. And Express-1 is experiencing strong demand. In fact, business has been

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

outpacing capacity. As a result, we are aggressively seeking new owner operators. Our internal recruiting staff is now larger than ever, and we just recently opened an offsite recruiting center in Ohio to increase our rate of expansion.

We’re also always trying to improve our driver retention. Those of you who are familiar with the trucking industry are well aware of the high turn-over rates that companies experience. In the past, we’ve always done better than industry average for driver retention, and we aim to continue this trend. Since we pay our owner operators per loaded mile, keeping our drivers busy is a key ingredient to retention.

Our focus on winning major national accounts has helped us expand our reach and has helped to increase loaded miles. Technology also plays a large role in this. We are able to monitor the activity of our fleet on a real-time basis and dedicated our resources more effectively than many of our competitors. This results in higher utilization and content and well-paid drivers.

We’ve also established a three-day orientation program for our new owner operators. This education program was developed by three former Express-1 drivers who discuss various topics, including how owner operators can maximize their income with Express-1.

Now looking at sales, through the first six months of 2005, Express-1 has expanded its customer base by approximately 40%. The vast majority of these customers will be repeat customers. How are we generating this growth? First, what we’ve done is we’ve doubled our internal sales force over the past year. We’ve also created new programs for our sales force including incentives that reward new business generation. And we’ve created a telemarketing and direct mail program that has generated many leads. These initiatives are clearly working well. In the month of July alone, for instance, Express-1 generated approximately 30% of its year-to-date new business. This growth in new business during one of our seasonally slowest months gives us a good indication that our business initiatives are working.

Another statistic you can begin tracking is our ability to diversify our revenues. In Q2, approximately 56% of our revenue was derived from our top 20 customers. This is down from 60% in the same quarter a year ago. Our new business efforts are aimed at expanding our customer base and broadening our sources of top line growth. We also plan to expand our logistics department to augment our sales efforts.

Recently, we broadened our relationships with truckload carriers which has helped us reduce our capacity crunch. These truckload carriers are motivated to do business with us due to our competitive rates and our national scope. These relationships augment our owner/operators providing us with additional capacity and revenues.

In terms of our business outlook for the remainder of 2005, we are updating our financial guidance based on current market conditions, further due diligence and on the actions we have taken to divest our Temple Trucking and Bullet business units.

I would like to remind everyone that our forward-looking information I’m about to provide is based solely upon estimates as of today August 15th, 2005. We now expect that total revenue for 2005 will be in the range of $38.5 to $40 million. We expect that gross margins will grow approximately 24% by year-end and EBITDA for the full year, exclusive of restructuring costs, is expected to be approximately break-even.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

Looking at continued operations, which again will consist of Express-1 and our Evansville operation, we expect that revenue will continue to increase at a clip greater than 15% annually during the second half of the year. Therefore, we expect revenue in the range of $34.5 to $36 million in revenue from continuing operations for the full year and approximately a half million dollars in EBITDA excluding restructuring.

Now, finally, I’d also like to thank Andy Norstrud for how he has contributed to Segmentz. Andy has served us very well as CFO and will be leaving the company at the end of the month. We thank him for remaining with us through this transition period and wish him well on his future endeavors. At this point we’re ready to open the call for questions.

Operator

Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session. If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. One moment while we poll for questions.

Our first question is coming from Tony Tristani of Astral Capital. Please proceed with your question.

<Q>: Hi, guys. Thank you very much. Mike, I guess my first question is, can you repeat what you said about the month of July for Express-1? I think you said you did 30% of your year-to-date business in the month of July, or it wasn’t very clear to me. Thank you.

<A>: That would be year-to-date new business in the month of July.

<Q>: So new incremental customers, et cetera, that you’ve added this year, 30% of them you brought on in July?

<A>: Yes.

<Q>: Okay. Thank you. And can you roughly give me a count where you are right now on owner/operators versus last year? It seemed like now you’re going into the nip of your curve as far as the second half of the year where your business accelerates.

<A>: Tony, going forward we hate to give the exact number for competitive reasons. But it certainly has been growing and some of the numbers we’ve talked about in the past we’re working towards, and with our new recruiting efforts have been very, very successful.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<Q>: Okay. Can you comment about, I mean historically, now that the business is predominantly Express-1, first can you — first, can you talk about the profitability of the Evansville operation? My understanding that’s probably a little positive EBITDA on four million in revenue. I guess, first, you know is that correct?

<A>: Yes, that’s correct. They do or we have them forecasting at generating a positive EBITDA. And that contract runs through 2007. And they’ve also made some very, very good changes there to help turn the tide in Evansville.

<Q>: So I guess we’re predominantly left now with your Express-1 operation and then any corporate overhead, et cetera, of being a public company, if I cross out Evansville; is that correct?

<A>: Yes, exactly.

<Q>: So I guess what I want to understand is, it seems like you’ve stripped out you know the noncore that you believe, operations that you want to keep. Express-1 has had a history of pretty strong growth. Can you comment about maybe now that you’re pretty much predominantly Express-1, can you comment about historically I believe your business model for Express-1 was close to, you know, double digit EBITDA margins, so can we kind of come up with our own roughly growth rate for Express-1 and apply close to a double digit EBITDA margin then subtract out corporate overhead, is that the way to look at the business?

<A>: I think right now, Tony, we’re not going to give guidance for 2006. Historically, as I think you know Express-1 has had a very consistent and profitable growth, but we really don’t want to give guidance for 2006 at this point.

<Q>: Okay. Maybe you can comment about at the time of the acquisition, I guess, you guys made some public statements about where you thought Express-1 — I mean my understanding was you guys put out some press releases at the time that Express-1 was supposed to do for the year last year $20 to $22 million revenue in like over a 10% EBITDA margin. First am I correct in remembering that, and, two, it’s my understanding you guys exceeded some of those revenue ranges for last year. Can you comment on that?

<A>: Andy, would you have some of those?

<A>: I mean, I’m not sure exactly what you referred to as that. But if you looked at the six months ended last year it was $10 million — $10 million plus with the same 10% EBITDA you’re talking about, Tony, which was about a million dollars plus of EBITDA.

<Q>: Right.

<A>: And, yeah, that’s what we had talked about before, is that they had well exceeded those for the year and what those expectations were for the 12 months. But that’s typical, because the third quarter and fourth quarter are typically the better quarters than what you would have seen in the six months ended.

<Q>: Okay. So I’m not too — my understanding I’m not too far off where I’m thinking, can you talk about Express-1 now, Mike, what you’re trying to get the corporate kind of overhead for being a public company to?

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

I know you maintain a lot of charges. Some people have left, et cetera, can you talk about what your goal is to get non-Express-1 expenses down to?

<A>: I think, Tony, we’re going to see significant savings. I’d hate to put an exact number on it. Ideally I think it’s going to be, you know —

<Q>: You’re talking about the number of people that are noncore Express-1 people that —

<A>: We’ll be able to eliminate those positions with the exception of a CFO that are in Tampa right now. Some of the pieces that we’re running in Tampa obviously will expire at the end of August. You’re also looking at some purchase services and things that we’ll definitely be able to work on in the next few months.

<Q>: So basically in Buchanan, you’re going to handle the SEC filings, et cetera, Sarbanes kind of costs, et cetera. Is that going to be done by existing staff of Express-1 or will it be one or two people working on that stuff?

<A>: We’ll be using both accounting firms, as you will see some purchase services there. In the meantime it will be existing staff but we are searching for a new CFO at this time who will do a lot of that work.

<Q>: Okay. And also work on operations.

<A>: And I would guess you’re looking at SG&A reduction probably going forward of at least 5%.

<Q>: Reduction in the G&A, I guess?

<A>: Yes.

<Q>: Okay. On the bank line, you’ve extended it to the end of the year. I mean obviously you’re going to need that liquidity kind of moving forward. I mean until you get the free cash flow in the first half of next year. When you get the receivables in from the fourth quarter for the Express-1 operation. Can you talk about what you’re doing to extend that beyond December 2005? I think it’s obviously important to get a permanent line in place for working capital, et cetera.

<A>: Fifth Third, in fact, they’re meeting next week to discuss long-term extensions with us. We’ve had great communication between the Fifth Third and a very strong partnership. I think they have definitely have faith in the direction that we’re going and certainly is important to do that. And I believe we’ll have that. And their faith even extending through the end of the year was a positive note.

<A>: Mike, just to add to that, the fact is it’s always been a one-year line of credit that’s renewed each year. And we really just wanted it extended through the year-end to give our investors a little bit more sound — they have not expressed any desire to demand the note or anything else. It’s just a matter of, you know, formality of them saying hey it’s going to go through the end of the year.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<Q>: And my last question, I’ll go back into queue, my last question is, Mike, you talked about the tone of business, I guess, in the Midwest area, just overall, I guess, with the auto manufacturers having extended plans, et cetera, obviously the July numbers were through the roof on auto sales. Can you talk about your tone of business coming into your strong second half, please?

<A>: I think I look at it as a positive. As you know, a lot of the inventory of the automobiles have been reduced significantly, which is a good thing, which should keep the manufacturing going strong here into the fourth quarter. We feel very confident that it’s going to be a strong third and fourth quarter, as far as business volume is related.

<Q>: The cash flow dynamics again are, will you — you have a strong second half and then kind of the cash flow from receivables that starts flowing in in the month like January or February; is that correct.

<A>: Yes. It’s definite. And also from the close of operations we’ll have some cash flow from those coming in without paying out any money going forward.

<Q>: Okay. And how much, you reported $700,000 in cash. How much into the line are you now?

<A>: Andy, do you have that one?

<A>: Basically we’re approximately $2.3 million into the line, if you net those two out we’re still better off than we were at year-end as far as cash flow perspective is concerned. And that’s where you also get into, you know, it’s a little bit, you know AR is significantly decreased by approximately $1.8 million, I believe through six months ended.

<Q>: Basically you have about two million in liquidity if I take cash plus what you have left on the line?

<A>: Right.

<Q>: Okay. Thank you.

<A>: Thanks, Tony.

Operator

As a reminder, ladies and gentlemen, if you do have a question it’s star 1 on your telephone keypad at this time. Our next question is coming from Rick Murphy of Cross River. Please proceed with your question.

<Q>: Good quarter, guys. The question I have is regarding the revenue guidance for ‘05. If I look at quarter one, quarter two, just the $7.2 and $6.9 million in expedited and I get to about 16.1 million for the first half in expedited Evansville revenue. And I just double that and I add the four million of other, which I assume disappears in the second half. That gets me about 36 million. The seasonally strong part of the year is coming up. Is that I guess overly conservative. I looked at last year’s quarter three. It’s about ten million roughly in expedited. I assume that’s probably stronger this year. So just give me some I guess guidance on the second half of the year, what we can expect from expedited.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<A>: Conservatively speaking, you’re looking at the second significant months of the year will be 55% of the expedited revenue.

<Q>: 55%.

<A>: 55.

<Q>: Okay.

<A>: And again if business takes off like last year, it was the wild wild west. From all signs, it could happen again this year but we’re —

<Q>: So you’re historically having run Express-1, last year was somewhat of an anomaly, this year you think it could be 55, if we go back to —

<A>: Yeah, certainly it’s a wait-and-see, but that conservative estimate of 55% is very comfortable.

<Q>: Okay. Great. Good work on the line of credit.

<A>: Thank you.

<Q>: Talk to you guys.

Operator

Our next question is a follow-up coming from Tony Tristani. Please proceed with your question.

<Q>: Thank you. I guess on the growth rate you mentioned earlier was the 15% plus. Did you say that’s kind of like what your model and goal is for, you know, the stripped-downed company now which is predominantly Express-1, is that the goal you mentioned? I wasn’t clear.

<A>: Yes, Tony, for 2005, correct.

<Q>: So 2005, the goal is to grow 15% plus in the Express-1. Is that ex-the Evansville?

<A>: Yes, Evansville.

<Q>: That’s excluding that. So we’re kind of looking at Express-1, historically you’ve grown faster but you had a really good last year.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<A>: Historically and so far this year we have, too. But again we’re looking at a model going forward and certainly numbers that we hope to obtain.

<Q>: Okay. And what’s the driver, we can go through the drivers of growing 15%, how much is that? How much are you growing — how much new customer growth is that? How much is your existing customer kind of volume expectation?

<A>: Well, we’ve mentioned, you know, earlier, that we have 40% more customers this year in 2005 than we did last year, 2004. So we’ve done it with new customer growth, and probably as importantly when you look at our mix of business, the amount of business we do with the top 20 has gone down. And that’s a good thing. We’ve certainly diversified our customer base.

<Q>: Sure. If you’re adding 40% more customers growing 15% plus, obviously it means one of two things, your business is slowing with other customers, or there’s an initial gestation period where you add new customers.

<A>: Tony, I think one of the things, even on a major account you’ll get your foot in the door, you’ll do a little bit with them, three months, six months, maybe a year. And you try to move up on the pecking order. Instead of being the third call, maybe next year we’ll be the second call. And that’s done a lot, where we have to prove ourselves to the customers and become a viable service to handle their expedited needs.

I will tell you one other change in Evansville, we did have an increase to our contract which will amount to about $300,000 per year in revenue, and that was just renegotiating our contract, which will be helpful also.

<Q>: Is Evansville something you want to pursue, I mean as far as continue once it expires, or is that not really a focus of, you know, of the core business? Can you make that a nice EBITDA business, or what’s the prognosis or that? Should we think of it as four million a year and potentially goes away?

<A>: There’s certainly room for it to increase our EBITDA on Evansville. We’ll have to look at that as they go. But I do believe our Evansville office is well managed. It really doesn’t take a lot of corporate IT or accounting or support time, and we’ll certainly review that when the new contract comes up for bid.

<Q>: Okay. And I guess back to the new customer growth, I mean that seems obviously very positive. How many in a typical year, let’s say I threw out a number this year for Express-1 of like 33 million in revenue. How many customers does that entail? Is that a thousand customers? I’m just trying to see where your average revenue per year per customer is to kind of gauge.

<A>: Andy, do you want that?

<A>: Tony, it would really be misguided to show that, because you’ve got customers that use us once a month and you’ve got customers that use us every day. So it really is not indicative of what we’re doing to do an average customer. It really won’t show you, it’s not like, hey, everybody uses us $10,000 a year. You have some that have million dollar transportation spend and others that are hundreds of thousands of dollars.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<Q>: I understand. I guess what I’m trying to understand is in your prior experience at Express-1 when you had 40% customer growth in one year, did that bode well for the next few years as far as your growth?

<A>: I think one thing you can look at, too, is the dependence on the top 20 percentage of business with the top 20 customers. Those new customers have definitely given us more flexibility and opened us to other markets. Dropping that percentage, I think you can attribute a lot of that to new customers.

<Q>: Going from 60% to 56%.

<A>: Absolutely, yes.

<Q>: What drove that 40% increase in new customers? Was that national account initiatives you had or more salespeople? How did you drive that and is that a model of trying to move forward? Can you continue to push on the new customer growth?

<A>: We’ve done it with more salespeople. We’ve done it with inside sales effort, which has been very, very successful. We also have a direct mail campaign that’s worked almost immediately. And obviously the major accounts that we’ve become more aggressive with over the past six months, that’s also worked. So I would say a combination of all three of those initiatives have helped us grow the new customer count. And now the key is to service them, to do all we can do to offer them the quality of service and they’ll be back and hopefully increase volume in the future. Along with that is really right now as importantly is to continue our recruiting initiatives and to bring in more and more owner/operators as we go.

<Q>: Right. I mean on the owner/operator issue, you’re expanding your recruiting et cetera, et cetera. Is it a reasonable goal to be able to, let’s say — I’m not saying this is a forecast — increase owner/operators at let’s say 25% per year? Are there people out there you just have to have effective programs to retain them and recruit them?

<A>: If we handle the growth that goes definitely hand in hand with sales growth. We also have developed some real good partnerships with truckload carriers that are handling some of our truckload expedite. We also have partnerships with a lot of other expediters or competitors, where we help them out and they help us out. And that’s helped us grow as we try to recruit and retain more owner/operators.

<Q>: My last question is on the earn outs that still have to get paid, one is Express-1 kind of meeting those goals and when is the next earn-out that has to get paid?

<A>: Andy, do you want to handle that one?

<A>: Yeah, right now everything is on track for them to make all of their earn-outs. In 2006, during the first quarter, there would be a payment of approximately $1.7 million, I believe. It’s in the Q. But only about $500,000 of it would be able to be in stock anyway. And it’s unlikely that we would want to do that, prices. Going forward, after that point, it is the same thing it can be either in cash or in stock, it’s just whatever is best for the company.

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SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

<Q>: Right. So I guess in Q1 you’ll start seeing the cash flow from the fourth quarter. So the cash flow that you’re going to be throwing off plus the line you have and hopefully an extension, that’s where the cash flow will come from the earn-out.

<A>: Correct.

<Q>: Thank you.

<A>: Thanks, Tony.

Operator

As a reminder, ladies and gentlemen, if you do have a question it is star 1 on your telephone keypad at this time.

Our next question is a follow-up coming from Rich Murphy. Please proceed with your question.

<Q>: Mike, just on the fuel costs. Given jet fuels assent, have you seen a lot of shipped items that would typically go via air coming into your network?

<A>: I would say probably not, Rich, because our diesel fuel has gone up greatly even in the last three months. I think one part of the business where we’re grabbing freight that used to be on air is just the difference and even with the 9/11 and with some of the security and, you know, the difficulty of getting consistent air shipments on time. It’s more difficult than it used to be five years ago.

And as the ground expediters are continually growing, we’re grabbing a piece of that market anyway. Lastly, a lot of air today, we do work with some people, air carriers, and they’re putting it on our trucks and selling it as air.

<Q>: Kitty Hawk just announced publicly that they’re looking to ship ground, not within your network but utilizing those segments.

<A>: That’s becoming a practice as we go forward.

<Q>: Okay. So they were getting middled, I guess, by the ground guys, the shippers, the customer, the end customer saying I’m going to ship this, I’ll just take two weeks and ship it expedited ground versus go air. So they want to try to get into that game. But otherwise, is the oil environment, you’re indifferent to that environment?

<A>: As oil prices go up, you worry, certainly worry about the general economy. And if it gets outrageous that it could hurt the general economy. But as far as operationally, we use our fuel surcharge as a pass-through to owner/operators.

<Q>: Okay. Thanks, guys.

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Transcript

SEGMENTZ, INC.	SZI	Q2 Earnings Results Conference Call	Aug. 15 2005

Operator

We show no further questions in the queue at this time. I’d like to turn the floor back over to management for further comments?

Mike Welch - Segmentz, Inc. – CEO

I’d like to thank everybody for attending this call. We appreciate your time and attention this morning. We’re really, really excited about our prospects and appreciate your continued support for the company. We look forward to speaking with you next quarter. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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